EXHIBIT 20.1

BUSINESS CONSULTING AGREEMENT

This CONSULTING AGREEMENT (the “Agreement”) is made and entered into as of July 15, 2020 by and between VETANOVA, Inc, a Nevada corporation (“Company”), located at 335 A Josephine St, Denver, CO 80206 and VitaNova Partners, LLC, whose address is 335 A Josephine St., Denver, CO 80206 (“Consultant”).

RECITALS:

WHEREAS, the Company, has determined that it is in the best interests of the Company and its shareholders to enter into this Agreement setting forth the rights, obligations and duties of both the Company and the Consultant; and

WHEREAS, the Company desires to retain the services of the Consultant to assist, as needed and with time allocation determined by the Consultant and the Company to provide the necessary advice to position the Company to go public;

WHEREAS, the Company has agreed to retain the services of the Consultant to assist, as needed and with time allocation determined by the Consultant and the Company to provide the necessary advice to position the company to go public;

WHEREAS, the Consultant wishes to render such services to the Company upon the terms and conditions and the covenants set forth in this agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the agreements and covenants herein set forth, the parties, agreeing to be legally bound, hereto agree as follows:

1) Scope of Service. The Consultant will provide assistance with management and acquisition of the Company’s assets. The Consultant will provide the advice necessary to form, organize and raise capital for the Company to conduct its operations. These activities are hereby referred to as “Services.”

2) Term (“term”) and Termination. Services by Consultant begin July 15, 2020 (the “Start Date”). The term of this agreement shall be for the period of twelve months beginning on the Start Date and continuing until July 14, 2021, the (the “Term”), unless sooner or later terminated. This Agreement may be extended by the mutual agreement of the parties.

3) Compensation. The Company will pay Consultant $38,000 per month, starting immediately with the first payment due on August 1, 2020 and thereafter by the 1st of each month.

4) Consultant Status. Consultant has no power or authority to act for, represent, or bind the Company or any affiliate of Company in any manner. Consultant has no power or authority to act for, represent, or bind the Company or any affiliate of Company in any manner.

5) Entire Agreement. Except to the extent otherwise provided herein, this Agreement contains the entire understanding and agreement between the parties concerning the subject matter hereof and supersedes any prior agreements, whether written or oral, between the parties concerning the subject matter hereof.

6) Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by both Consultant and an authorized officer of the Company. No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Consultant or an authorized officer of the Company, as the case may be.

7) Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

8) Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of Consultant’s Services with the Company to the extent necessary to the intended preservation of such rights and obligations as described in this Agreement.

9) Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Colorado, without reference to principles of conflict of laws principles.

10) Notices. Any notice given to either party shall be in writing and shall be effective when given, and shall in any event be deemed to be given upon receipt, or if earlier, (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one (1) business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one (1) business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently give such notice of:

If to Company:	If to Consultant:
VETANOVA, Inc	VitaNova Partners, LLC
Attention: John McKowen	Attention: John McKowen
335 A Josephine St.	335 A Josephine St.
Denver, CO 80206	Denver, CO 80206
Telephone (303) 248-6883	Telephone (303) 248-6883
Email: john@vtanva.com	Email: john@vtanva.com

11) Headings, Construction. The headings of the Paragraphs contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

12) Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. This Agreement may be executed by facsimile signature and the facsimile signature of any party shall constitute and original in all respects.

IN WITNESS WHEREOF, the parties hereto have executed or caused to be executed this instrument on the date first above written:

CONSULTANT:

VitaNova Partners, LLC

By:
Name:	John R. McKowen
Title:	Manager

COMPANY:

VETANOVA, Inc

By:
Name:	John R. McKowen
Title:	CEO

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